[PETROQUEST ENERGY, INC. LOGO]


NEWS RELEASE

For further information, contact:       Robert R. Brooksher, Vice President -
                                        Corporate Communications
                                        (337) 232-7028


              PETROQUEST ENERGY INCREASES FOURTH QUARTER PRODUCTION
            GUIDANCE AND ANNOUNCES FIRST QUARTER PRODUCTION GUIDANCE

Lafayette, Louisiana - November 16, 2004 - PetroQuest Energy, Inc. (NASDAQ:
PQUE) announced today that it is increasing its fourth quarter production guidance to 35-37 Mmcfe per day from its previously issued guidance of 33-35 Mmcfe per day. This increase is primarily the result of higher than expected production rates related to recent recompletions at its Ship Shoal 72 Field.

Also, based on additional information from the operator of the pipeline that transports gas from its Main Pass 74 Field, the Company now believes that operations could resume during February 2005. Additionally, the Company projects its first quarter 2005 net production at 40-44 Mmcfe per day which assumes production will resume from the Main Pass 74 Field on March 1, 2005.

"As previously announced, we have forecasted no production from our Main Pass 74 Field during the fourth quarter of 2004," said Charles T. Goodson, Chairman, Chief Executive Officer and President. "In addition, this deferred production results in no change to the Company's previously planned capital program."

PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico.

This press release contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.